UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
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CAREMARK RX, INC.
(Name of Registrant as Specified in its Charter)
EXPRESS SCRIPTS, INC.
KEW CORP.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXHIBIT INDEX

Exhibit No
99.1	Express Scripts Press Release, dated March 7, 2007
99.2	Conference Call Transcript, dated March 7, 2007
99.3	Express Scripts Investor Presentation, dated March 2007

FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contacts:
Edward Stiften, Chief Financial Officer	Steve Littlejohn, VP, Public Affairs
David Myers, Vice President, Investor Relations	(314) 702-7556
(314) 702-7173

Laurie Connell	Joele Frank / Jamie Moser
MacKenzie Partners, Inc.	Joele Frank, Wilkinson Brimmer Katcher
(212) 929-5500	(212) 355-4449
Express Scripts Improves Offer to Acquire Caremark
Raises 2007 Earnings Per Share Guidance Reflecting 26% to 29% Growth
St. Louis, March 7, 2007 — Express Scripts, Inc. (Nasdaq: ESRX) today announced an enhancement of its offer to acquire Caremark Rx, Inc (NYSE: CMX). The Express Scripts offer is to acquire all outstanding shares of Caremark for $29.25 in cash and 0.426 shares of Express Scripts stock for each share of Caremark stock. The Company will now pay additional cash consideration of approximately 6 percent per annum on the $29.25 cash portion of Express Scripts’ offer.
          This increased consideration of $0.00481 of cash per share per day will accrue commencing on April 1, 2007, through the closing date of Express Scripts’ acquisition of Caremark, or 45 days after the Company receives Federal Trade Commission (“FTC”) approval of the transaction, whichever comes first. This additional cash consideration will be paid to Caremark stockholders upon the acquisition of Caremark. Express Scripts indicated that it expects to receive a “second request” from the FTC and believes its acquisition of Caremark will close no later than the third quarter of 2007.
          “This enhanced offer demonstrates our commitment to this transaction and confidence in our ability to consummate it in a timely manner,” added George Paz, president, chief executive officer and chairman. “The pharmacy benefit management marketplace is highly competitive and will remain so after the combination of Express Scripts and Caremark . For example, more than 30 different companies provide prescription drug program management services to the Fortune 500. As a result, we believe that we can successfully complete the regulatory review process in a timely manner.”
          Due to strong underlying trends, including greater success with mid-year renewals, higher growth in the middle market, and lower drug purchasing costs, the Company is increasing its previous 2007 earnings guidance. Express Scripts is increasing its previous 2007 diluted earnings per share guidance from a range of $4.08 to $4.20 to a range of $4.14 to $4.26. This increased guidance is based on Express Scripts’ stand alone performance, and specifically excludes the financial impact of either a completed acquisition or an unsuccessful effort to be the acquirer of Caremark.
          Express Scripts’ increased 2007 diluted earnings per share guidance reflects growth of 26 to 29 percent over 2006. However, Express Scripts stock currently trades at a P/E multiple of 17.8 times, which is a significant discount to its historical P/E multiple, which has averaged 20 to 22 times. Based on the current P/E level and Express Scripts’ strong outlook for the future, the Company believes there is significant upside to its stock price in the short-term as well as in the long-term.
          Caremark stockholders would own a high growth Express Scripts stock, and in the CVS proposal, Caremark’s stockholders are being offered currency in a lower growth stock. Express Scripts has significantly outperformed CVS over the last 10 years, with total stockholder returns of 1531% to 315%, respectively. The Express Scripts proposal also offers greater certainty of value provided by the greater cash portion of its offer.
          In a letter today to Caremark’s Board of Directors, Express Scripts once again called upon the Board to discuss Express Scripts’ superior offer to acquire Caremark. Following is a copy of the letter that Express Scripts sent to the Caremark Board:
March 7, 2007
Board of Directors
Caremark Rx, Inc.
211 Commerce Street, Suite 800
Nashville, Tennessee 37201
Ladies and Gentlemen:
We remain committed to effecting a combination of our respective businesses, and we remain steadfast that we can close the transaction no later than the third quarter of 2007. In this regard, our board of directors has authorized an increase to the cash portion of our offer of an additional $0.00481 in cash per day. This represents an increase to our offer of approximately 6% per annum on the $29.25 cash portion of our offer. This increased cash consideration will accrue commencing on April 1, 2007 through the closing of the acquisition of Caremark by Express Scripts, or 45 days after Express Scripts receives Federal Trade Commission approval of the transaction, whichever comes first. This additional cash consideration will be paid to Caremark stockholders upon the acquisition of Caremark.
In light of the observations made by the Delaware Court of Chancery regarding Caremark’s process, we continue to believe that it is time, for the sake of your stockholders, that we sit down and talk. It is time that you acknowledge the undeniable merits of a horizontal PBM transaction. This course is in the best interests of your stockholders. We also firmly believe that our respective stockholders, the market and plan sponsors and patients want to see us talking and moving forward as a combined stand-alone PBM.
As I have said before, we and our advisors are ready to meet with you and your advisors to discuss our offer and to begin confirmatory due diligence immediately, a process that, with your cooperation, we should be able to complete very quickly. In this regard, we remain willing to sign a confidentiality agreement and, concurrently with the due diligence process, negotiate a merger agreement with you. I also want to be clear that if we were able to identify additional value during due diligence, including if we determine that there are greater net synergies beyond what we have reflected in our analysis thus far, it could result in an increase to our offer price.
It has been and remains an unwavering truth that the Express Scripts offer is in the best interests of Caremark stockholders — it offers them better value and is predicated on a model with proven strategic rationale. We have repeatedly cited stockholder affirmation of our position, and indeed, the market has consistently valued our offer higher than the CVS offer.
The future of our combined companies would be bright and our respective stockholders, plan sponsors and patients would thank us for the value we would create and the benefits we would offer.
Sincerely,
/s/ George Paz
George Paz
President, Chief Executive Officer
and Chairman of the Board
          The Company urges Caremark stockholders to vote the GOLD proxy card AGAINST the proposed CVS transaction to protect the value of their investment.
          Skadden, Arps, Slate, Meagher & Flom LLP, Arnold & Porter LLP, and Young Conaway Stargatt & Taylor, LLP are acting as legal counsel to Express Scripts, and Citigroup Corporate and Investment Banking and Credit Suisse are acting as financial advisors. MacKenzie Partners, Inc. is acting as proxy advisor to Express Scripts.
Analyst/Investor Conference Call/Webcast
          Express Scripts will be hosting a conference call with analysts and investors at 6 p.m. ET today. The conference call can be accessed by dialing (866) 406-5369 (U.S. dial-in) or (973) 582-2847 (international dial-in), conference code 8545913. The Company will webcast the call to all interested parties through the investor relations section of its website: www.express-scripts.com. Please see the website for details on how to access the webcast.

          A replay of the conference call will be available through March 14, 2007 and can be accessed by dialing (877) 519-4471, conference code 8545913. International callers can access the replay by dialing (973) 341-3080, conference code 8545913. The replay will also be available at the Express Scripts website, www.express-scripts.com.
About Express Scripts
          Express Scripts, Inc. is one of the largest PBM companies in North America, providing PBM services to over 50 million members. Express Scripts serves thousands of client groups, including managed-care organizations, insurance carriers, employers, third-party administrators, public sector, and union-sponsored benefit plans.
          Express Scripts provides integrated PBM services, including network-pharmacy claims processing, home delivery services, benefit-design consultation, drug-utilization review, formulary management, disease management, and medical- and drug-data analysis services. The Company also distributes a full range of injectable and infusion biopharmaceutical products directly to patients or their physicians, and provides extensive cost-management and patient-care services.
          Express Scripts is headquartered in St. Louis, Missouri. More information can be found at www.express-scripts.com, which includes expanded investor information and resources.
Safe Harbor Statement
This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include but are not limited to:
•	uncertainties associated with our acquisitions, which include integration risks and costs, uncertainties associated with client retention and repricing of client contracts, and uncertainties associated with the operations of acquired businesses

•	costs and uncertainties of adverse results in litigation, including a number of pending class action cases that challenge certain of our business practices

•	investigations of certain PBM practices and pharmaceutical pricing, marketing and distribution practices currently being conducted by the U.S. Attorney offices in Philadelphia and Boston, and by other regulatory agencies including the Department of Labor, and various state attorneys general

•	changes in average wholesale prices (“AWP”), which could reduce prices and margins, including the impact of a proposed settlement in a class action case involving First DataBank, an AWP reporting service

•	uncertainties regarding the implementation of the Medicare Part D prescription drug benefit, including the financial impact to us to the extent that we participate in the program on a risk-bearing basis, uncertainties of client or member losses to other providers under Medicare Part D, and increased regulatory risk

•	uncertainties associated with U.S. Centers for Medicare & Medicaid’s (“CMS”) implementation of the Medicare Part B Competitive Acquisition Program (“CAP”),

including the potential loss of clients/revenues to providers choosing to participate in the CAP

•	our ability to maintain growth rates, or to control operating or capital costs

•	continued pressure on margins resulting from client demands for lower prices, enhanced service offerings and/or higher service levels, and the possible termination of, or unfavorable modification to, contracts with key clients or providers

•	competition in the PBM and specialty pharmacy industries, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may in whole or in part replace services that we now provide to our customers

•	results in regulatory matters, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations

•	increased compliance relating to our contracts with the DoD TRICARE Management Activity and various state governments and agencies

•	the possible loss, or adverse modification of the terms, of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers or interruption of the supply of any pharmaceutical products

•	the possible loss, or adverse modification of the terms, of contracts with pharmacies in our retail pharmacy network

•	the use and protection of the intellectual property we use in our business

•	our leverage and debt service obligations, including the effect of certain covenants in our borrowing agreements

•	our ability to continue to develop new products, services and delivery channels

•	general developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and introductions of new drugs

•	increase in credit risk relative to our clients due to adverse economic trends

•	our ability to attract and retain qualified personnel

•	other risks described from time to time in our filings with the SEC
Risks and uncertainties relating to the proposed transaction that may impact forward-looking statements include but are not limited to:
•	Express Scripts and Caremark may not enter into any definitive agreement with respect to the proposed transaction

•	required regulatory approvals may not be obtained in a timely manner, if at all

•	the proposed transaction may not be consummated

•	the anticipated benefits of the proposed transaction may not be realized

•	the integration of Caremark’s operations with Express Scripts may be materially delayed or may be more costly or difficult than expected

•	the proposed transaction would materially increase leverage and debt service obligations, including the effect of certain covenants in any new borrowing agreements.
We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Important Information
Express Scripts has filed a proxy statement in connection with Caremark’s special meeting of stockholders at which the Caremark stockholders will consider the CVS Merger Agreement and matters in connection therewith. Express Scripts stockholders are strongly advised to read that proxy statement and the accompanying form of GOLD proxy card, as they contain important information. Express Scripts also intends to file a proxy statement in connection with Caremark’s annual meeting of stockholders at which the Caremark stockholders will vote on the election of directors to the board of directors of Caremark. Express Scripts stockholders are strongly advised to read this proxy statement and the accompanying proxy card when they become available, as each will contain important information. Stockholders may obtain each proxy statement, proxy card and any amendments or supplements thereto which are or will be filed with the Securities and Exchange Commission (“SEC”) free of charge at the SEC’s website (www.sec.gov) or by directing a request to MacKenzie Partners, Inc., at 800-322-2885 or by email at expressscripts@mackenziepartners.com.
In addition, this material is not a substitute for the prospectus/offer to exchange and registration statement that Express Scripts has filed with the SEC regarding its exchange offer for all of the outstanding shares of common stock of Caremark. Investors and security holders are urged to read these documents, all other applicable documents, and any amendments or supplements thereto when they become available, because each contains or will contain important information. Such documents are or will be available free of charge at the SEC’s website (www.sec.gov) or by directing a request to MacKenzie Partners, Inc., at 800-322-2885 or by email at expressscripts@mackenziepartners.com.
Express Scripts and its directors, executive officers and other employees may be deemed to be participants in any solicitation of Express Scripts or Caremark shareholders in connection with the proposed transaction. Information about Express Scripts’ directors and executive officers is available in Express Scripts’ proxy statement, dated April 18, 2006, filed in connection with its 2006 annual meeting of stockholders. Additional information about the interests of potential participants is included in the proxy statement filed in connection with Caremark’s special meeting to approve the proposed merger with CVS and will be included in any proxy statement regarding the proposed transaction. We have also filed additional information regarding our solicitation of stockholders with respect to Caremark’s annual meeting on a Schedule 14A pursuant to Rule 14a-12 on January 9, 2007.
###

Express Scripts
Moderator: David Myers
March 7, 2007
6:00 p.m. EST
OPERATOR: Good evening everyone, my name is Jeanie (ph) and I will be your conference operator tonight. At this time, I would like to welcome everyone to the Express Scripts conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question-and-answer session. If you would like to pose a question during this time, please press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key, thank you.
At this time, I would like to turn the call over to Mr. David Myers, sir, you may begin your conference.
DAVID MYERS, VICE PRESIDENT, INVESTOR RELATIONS, EXPRESS SCRIPTS: Thank you, Operator. And good afternoon everyone. I’m David Myers, Vice President of Investor Relations at Express Scripts. With me this afternoon are George Paz, our CEO and Ed Stiften, our Chief Financial Officer, as well as Tom Boudreau, our General Counsel.
Before we begin, I need to read the following. Statements or comments made on this conference call may be forward-looking statements, and may include but are not necessarily limited to financial projections or other statements of the company’s plans, objective, expectations or intentions. These matters involve certain risks and uncertainties. The company’s actual results may differ significantly from those projected or suggested in any forward-looking statements, due to a variety of factors which are discussed in detail in our SEC filings.
Express Scripts has filed a proxy statement in connection with Caremark special meeting of stockholders in which Caremark stockholders will consider the CVS merger agreement and matters and connection therewith. Express Script stockholders are strongly advised to read the proxy statement, and accompanying form of gold proxy card, as they contain important information. Express Scripts also intends to file a proxy statement in connection with Caremark’s annual meeting of stockholders at which the Caremark stockholders will vote on the election of directors to the Board of Directors of Caremark.
Express Scripts stockholders are strongly advised to read this proxy statement and accompanying proxy card, when they become available, as each will contain important information. Stockholders may obtain each proxy statement, proxy card and any amendments or supplements thereto, which are or will be filed with the SEC free of charge at the SEC’s Web site, SEC.gov or by directing a request to McKinsey Partners Inc at 800-322-2885, or by e-mail at ExpressScripts@McKinseyPartners.com.
In addition, this material is not a substitute for the prospectus offer to exchange and registration statement that Express Scripts has filed with the SEC, regarding its exchange offer for all of the out standing shares of common stock of Caremark. Investors and security holders are urged to read these documents, all other applicable documents, and any amendments or supplements thereto, when they become available, because each contains or will contain important information. Such documents are and will be available free of charge at the SEC’s Web site, or by directing a request to McKinsey Partners.
Express Scripts and its directors, executive officers and other employees may be deemed to be participants in any solicitation Express Scripts or Caremark stockholders in connection with the proposed transaction. Information about Express Scripts directors and executive officer is available in Express Scripts proxy statement, dated April 18, 2006 filed in connection with its 2006 annual meeting of stockholders. Additional information about the interest of potential participants is included in the proxy statement, filed in connection with Caremark special meeting to approved the proposed merger with CVS and will be included in any proxy statement regarding the proposed transaction. We have also filed additional information regarding our solicitation of stockholders with respect to Caremark’s annual meeting on a schedule 14A pursuant to rule 14A-12 on January 9, 2007.
With that, I’ll now turn the call over to George Paz, and who will discuss this afternoon’s announcement.

GEORGE PAZ, CEO: Thank you, David. Good afternoon everyone and thank you all for joining us on such short notice. Today, we announced that we are enhancing our offer to acquire Caremark. As you know, our offer is to acquire all outstanding shares of Caremark for $29.25 in cash, and 0.426 shares of Express Scripts stock for each share of Caremark stock. We will now pay additional cash consideration of approximately six percent per annum on the $29.25 cash portion of our offer.
This increased consideration a ticking fee of $0.00481 of cash per share per day will accrue commencing April 1, 2007, through the closing date of Express Scripts acquisition of Caremark or 45 days after the company receives FTC approval of the transaction, whichever come first. This additional cash consideration we pay to Caremark stockholders upon the acquisition of Caremark.
As you know, the waiting period under the current HSR filing expires on March 8, 2007. It has become apparent that the FTC will require additional time to review our transaction with Caremark and we expect to receive a second request. The PBM industry is highly competitive, and will remain so after the combination of Express Scripts and Caremark. For example, more than 30 different companies provide prescription drug management services to the Fortune 500. We believe given the level of competition, we will successfully complete the regulatory review process in a timely manner.
Our enhanced offer demonstrates our commitment to this transaction and our confidence and our ability to close this transaction, no later than the third quarter of 2007. We have been seeing strong underlying trends in our business, including greater success with the mid market mid year renewals, higher membership growth in the middle market and lower drug purchasing costs. Accordingly, we are again, increasing our previous 2007 earnings guidance from a range of 408 to 420 to a range of $4.14 to $4.26. This increased guidance is based on Express Scripts standalone performance, and specifically excludes the financial impact of either a completed acquisition or an unsuccessful effort to be the acquirer of Caremark.
We have not yet adjusted the allowance for the potential impact of the AWP settlement in our increased guidance, but we’ll continue to monitor this situation throughout the year to see if a reduction in this allowance is warranted.
Express Scripts increased 2007 guidance represents growth of 26 to 29 percent over 2006. However, Express Scripts stock currently trades at a PE multiple of 17.8 times. This is also a significant discount to our historical PE multiple which has averaged 20 to 22 times. Based on the current PE level and our strong outlook for the future, we believe there is significant up side to our stock price in the short and long term. It is time that Caremark acknowledges the undeniable merits of a horizontal premium transaction. We also firmly believe that our respective stockholders, the market, and planned sponsors and patients, wants to see us talking and moving forward, as a combined standalone PBM.
It is unfortunate that Caremark has refused to allow us to conduct confirmatory due diligence. As I have said before, we and our advisors are ready to meet with Caremark and its advisor to discuss our offer and to begin confirmatory due diligence immediately. Confirmatory due diligence is a process we should be able to complete quickly. In this regard, we remain willing to sign a confidentiality agreement, and concurrently with the due diligence process negotiate a merger agreement with Caremark. I want to be clear that if we were able to identify additional value during confirmatory due diligence, including if we determine that there are great net synergies beyond what we have reflected in our analysis thus far, it could result in an increase to our offer price.
Caremark stockholders should recognize the tremendous opportunity to share in the upside potential of an Express Scripts stock. Caremark stockholders would own a high growth Express Scripts stocks, while in the CVS proposal Caremark stockholders are being offered currency in a lower growth stock. Express Scripts has significantly outperformed CVS over the last 10 years with total stockholder returns of 1531 percent, compared to 315 percent respectively. Also, our proposal offers greater certainty of value provided by its greater cash value. Thus, our offer, including the additional consideration announced today remains superior. It offers Caremark stockholders, both short and long term advantages over the proposed acquisition by CVS.
We are well positioned to consummate our transaction with Caremark, and have taken a number of tangible, important steps to do so. We have committed financing. We commenced an exchange offer to take our offer directly to Caremark’s stockholders. We nominated a slate of four independent directors to Caremark’s board. And we have added the additional consideration in the form of a ticking (ph) fee. At every step of the way, we have kept the door open for Caremark’s board and management to speak to us about the superior value of our combining our companies. We are asking Caremark stockholders to send a strong message to Caremark’s board and management team to conduct a fair process, to protect the value of their investment. We urge Caremark stockholders to vote today the gold card against the proposed CVS transaction.
That concludes our prepared remarks, and at this time, we would be happy to answer any questions. Operator.
OPERATOR: Thank you. At this time, I would like to remind everyone if you would like to pose a question to please press star then the number one on your telephone keypad. We’ll pause for just a brief moment to compile the Q&A roster.
The first question is coming from Tom Gallucci of Merrill Lynch, please go ahead.
JOHN GREEN (ph), MERRILL LYNCH: Thanks, it’s John Green (ph) on for Tom. I’m just wondering whether you’re able to give us any sense of what the FTC is looking for in terms of the scope of what they’re looking for, or any particular issues at this point?
GEORGE PAZ: Sure, I think what I’ll do is have Tom Boudreau, our General Counsel answer that question. Thank you.
TOM BOUDREAU, GENERAL COUNSEL: Yes. We prefer not to talk about the specifics, but I can tell you that we’ve had a number of discussions. We’re in regular contact with the FTC. And as we sit here today we feel the same level of confidence now, the ultimate approval of this transaction in that process that we felt when we announced our proposal on December 18.
So it will be an extended process that we described to you when we announced the proposal, but where our confidence level and the ultimate approval of this is still high.
JOHN GREEN (ph): OK. I mean any sense you can give us at all, of what’s taking the extra time?
TOM BOUDREAU: Again, we’re not — I’m not going to talk about the specific issues, but there are — there’s information that the FTC cannot obtain from us, has to obtain from third parties, and this is the process by which they do that.
JOHN GREEN (ph): OK, fair enough, thanks.
OPERATOR: Thank you. Your next question is coming from Andy Speller of A.G. Edwards, please go ahead.
ANDY SPELLER, A.G. EDWARDS: Hi, good afternoon guys. A couple of things. George, could you, I guess, a sense for — in terms of breaking down the reason I mean in the buckets, like you kind of did before, when you raised your guidance, or Ed, I guess, in terms of where it’s coming from. I mean is it just higher claim growth, profit growth, kind of break it down that way?
GEORGE PAZ: Sure, I’ll take a stab at this. And then I’ll also ask Ed to chime in. But first, let me start our by discussing the fundamentals of our business. You know, today more than ever, the larger employer, the small employer, every employer in country that’s offering healthcare benefits needs help, and there’s really not a better avenue to get help than what the PBMs are able to deliver. And it speaks miles for the opportunities in our space. With the work we did last year in taking our — you know, against the cholesterol lowering products, and driving generic pill rates to an all time high, I think, just speaks to the value that PBMs bring to the marketplace. And working with the plan sponsors, working with the members and continuing to drive value and it’s resonating throughout our industry.
When we started this process I knew that Tom, myself, Ed Stiften and a select few others in our company would need to be focused on this transaction. Because of that, I brought our management team together and asked — told them that what they can do to help us succeed in this endeavor would be for them to remain totally focused on our underlying business, to make sure that service reached all time levels. That we stayed as every bit engaged with our clients, and delivering the values that we can deliver, than we’ve ever done in our past. And I will tell you that has resonated. Our workforce is engaged. Our workforce is delivering. Our sales people are working at the highest levels of productivity for which they’ve ever achieved. And I’ll tell you I am extremely proud of the work that our team is doing. And those things combined have allowed us to renew — have got off to the fastest pace or start that we’ve experienced since I’ve been with this company. And I’ll tell you it’s remarkable to see.
And so our renewal rates are at all time high. Our new sales opportunities are off to a very strong start. Our service levels have never been higher. And I think we’re hitting on all cylinders. Ed, I don’t know if there’s anything you’d like to add?
ED STIFTEN, CFO: Yes, just a little bit. Andy, every year when we put a budget together, we make judgments and assumptions about what we expect to see in terms of script growth and growth in the middle market membership. And we make estimates of what we expect for mid year renewals in terms of what percent of our clients we expect to retain and what kind of rates, et cetera. We also make judgments month by month, about what we expect to happen in drug purchasing costs. We’re constantly in negotiations with generic manufacturers, et cetera, and we monitor those things as we go.
And what we have found is in those three areas, the middle market membership, the mid year renewals and the drug purchasing costs, that all three are trending ahead of budget, and are trending better than what we saw when we put out guidance in the first part of February. So we basically, the only changes we made to this guidance are those business changes that have occurred since the guidance in the first week of February.
ANDY SPELLER: OK, can you give us more of a sense in terms of dollars, or are you still going to be down in terms of script growth, adjusted claim — you know script volume for the year? I mean can you just help us out a little bit framing it.
ED STIFTEN: Yes, this would take script growth up — or script — actually the decline of scripts up of an improvement a little bit over what we saw earlier, but it’s a fraction of a percent in terms of script change. And so it’s a little bit of script change, a little bit of margin improvement and most of the script change come for the mid year renewals, obviously that would just effect the second half of the year, and then the middle market lives, that appears to be an ongoing trend.
GEORGE PAZ: You know, Andy, I think that it’s — you know, we know that this vote is coming and we felt we owed it to our shareholders and the Caremark shareholders to make their vote on the best decisions available at this time.
Once we release our third quarter — actually first quarter earnings of, you know, in April, we will give you a whole lot more color around this, and where we expect the year to ultimately unfold.
ED STIFTEN: And Andy, you know, since we’re talking about a six cents a share in total none of these items is more than one or two cents each.
ANDY SPELLER: OK. Great. One other question, if I could, for Tom, can you talk about the court ruling today out of Delaware and the impact of that?
TOM BOUDREAU: Well, you know, I think the point here is that we believe that our offer is still a superior offer. And we think that the Caremark shareholders are going to be able to see that. So we would focus on the offer that’s on the table. We think it’s superior, and that’s it.
ANDY SPELLER: Do you anticipate the Delaware Supreme Court taking up the case?
TOM BOUDREAU: I don’t have a prediction on that.
ANDY SPELLER: OK. Thank you.

OPERATOR: Thank you. Your next question is coming from Robert Willoughby of Bank of America Securities.
ROBERT WILLOUGHBY, BANK OF AMERICA SECURITIES: Hi, George or Ed, the incremental tick (ph) fee there 0.00481, I think you said, that, I assume is per business day, correct? Or is that Saturdays Sundays as well?
GEORGE PAZ: That’s calendar day.
ROBERT WILLOUGHBY: OK. And is — I think you said it, but no incremental share repurchase assumption in that guidance that you just gave?
GEORGE PAZ: That’s a great point. I don’t know that we provided that level of detail but this does not include that. Good catch.
ROBERT WILLOUGHBY: OK, thank you.
OPERATOR: Thank you. Once again, if you would like to pose a question, please press star then one on your touch-tone phone at this time. Thank you. Your next question is coming from Kemp Doliver of Cowen and Company, please go ahead.
KEMP DOLIVER, COWEN AND COMPANY: I’m covered for now. Thank you.
OPERATOR: Thank you. Your next question is coming from Art Henderson of Jefferies and Company, please go ahead.
ART HENDERSON, JEFFERIES AND COMPANY: A follow up question on the FTC issue, there wasn’t anything that the FTC has come back to you on that surprised you that you don’t feel is manageable, do you?
TOM BOUDREAU: Well as I indicated — this is Tom Boudreau again — as I indicated earlier, our level of confidence in obtaining ultimate approval for this transaction remains quite high, and it’s as high as it’s ever been as we’ve gone through this transaction.
ART HENDERSON: OK. Thanks very much.
OPERATOR: Thank you. Your next question is coming from Steve Halper of Thomas Weisel Partners, please go ahead.
STEVE HALPER, THOMAS WEISEL PARTNERS: Hi. If you look at the growth prospects of the business, on a standalone basis, they’re clearly accelerating. The company is doing everything right. Why do you need Caremark to enhance that growth even more because on a standalone basis you’re doing a phenomenal job? So try to explain that to me, now in light of this, obviously improved operating environment that you’re seeing why do you really need Caremark?
GEORGE PAZ: Well, you know, I think we don’t need Caremark, quite honestly. But I’ll tell you what, if you look at the value we bring to our clients, and what we can do to drive down trend, it’s significant.
STEVE HALPER: Right, but you’re doing that anyway.
GEORGE PAZ: I understand that. But when we put our two companies together, I believe that quite frankly they’re better at selling mail (ph) than we are. We’re better at selling generics than they are. I think you put these two companies together, we actually take this to a whole new level. And I think it could even increase the values even more. You know, because the opportunities in front of us look great, significant, that doesn’t mean they can’t even be better. And I think, when we put these two companies together, the outlook can even be greater.
STEVE HALPER: It’s hard to- you know, at least from my perspective it’s hard to see how you can top the recent performance in your own business with a — this kind of transaction but that’s — I’ll leave it to that.

GEORGE PAZ: You know, I’d also like to say that, you know, you make a very good point, as well, in that I’ll tell you, you know, we are going to stay disciplined in this process. We are going to actively try to get Caremark’s management to allow us to do due diligence so that we can truly determine the value of their organization. As I’ve said many times in the past, if they’ve uncovered $500 million of synergies by putting a very small and a large PBM together, how many synergies could there be in putting our two companies together? And we’re willing to share those opportunities, you know, provided they’re there. And so I think that that’s great.
But the other side to this coin is whether we end up with this property or not. Express Scripts is a great bet. Trading at a 0.64 peg ratio. There’s tremendous room to run in our company and it gives the Caremark shareholders a tremendous upside if we put this deal and it give the existing Express Scripts shareholders tremendous opportunity, whether or not we put this deal together. So I’m excited about this industry and where we’re headed.
STEVE HALPER: Thanks.
GEORGE PAZ: One more question, please.
OPERATOR: OK. Your next question is coming from Jennifer Hills of Goldman Sachs, please go ahead.
JENNIFER HILLS, GOLDMAN SACHS: Good evening. One of your competitors recently commented in a conference call that they’re not seeing smaller PBMs, investment files for new business. Can you comment on what you’re seeing in the competitive environment?
GEORGE PAZ: Sure, absolutely. You know, I think that there’s no question that a couple of our PBM competitors would prefer that this deal didn’t go through, and I think that, you know, those calls are being logged in all over the place. I would tell you that the competition is as big as ever. You know, we did a lot of analysis for the FTC looking at the current marketplace. And I’ll tell you, many, many large employers user more than one PBM. And that PBM may take several forms. For example, if a pro — if a company has a diverse workforce spread across the country, they may use United in one section of the country, using United’s PBM which may or may not be Pacific Care or Medco. And another area of the country that same employer may be using Aetna and their PBM or Cigna and their PBM, and overall all of their indemnity lives may be with Express Scripts.
If you look inside of, you know, these aren’t simple, here’s my only choice, here’s who I’m with. Many employers provide HMO, PPO and indemnity programs for their employees and they could have different service offerings. So I think that there’s tremendous amount of competition out there, and we see some of the big opportunities last year went to some of the small competitors for which Caremark, Medco, and Express Scripts were all trying to compete for the business, and unfortunately all three of us lost. So I think this is a very dynamic and competitive marketplace.
JENNIFER HILLS: Thank you.
OPERATOR: Thank you. And now at this time, I would like to turn the floor back to Mr. Paz for any closing comments, please go ahead, sir.
GEORGE PAZ: Well again, I thank you all very much, again for joining us on short notice. We are extremely excited about this transaction. And we look forward to meeting with Caremark management to work with them in order to put a deal together, so thank you very much.
OPERATOR: Thank you. This concludes today’s Express Scripts conference call. You may now disconnect your lines at this time and have a wonderful evening.
END

ESRX: Innovation and Execution Building on a Proven Record for a Powerful Future March 2007

Express Scripts Offers Superior Value for Stockholders We believe we will clear anti-trust in a timely manner - additional consideration to compensate for timing of regulatory approval CVS acquisition of Caremark presents significant long-term risks Vertical integrations of PBMs have destroyed value CVS/CMX synergies don't add up CVS materially underperforms relative to Express Scripts in down markets ESRX offers more certainty of value and better currency ESRX has a strong record of innovation and execution ESRX profit generators have room to run ESRX confirms bullish outlook by increasing 2007 EPS guidance ESRX offers significant upside with or without Caremark Express Scripts has put forth a compelling proposal and has taken the necessary steps to complete this transaction

We Believe We Will Clear Anti-Trust in a Timely Manner Number of Fortune 500 Clients, by Service Provider At least 36 unique providers of pharmacy benefits services Notes: Source: Express Scripts Survey of Fortune 500 companies, Mar 2007 "Unknown" reflects 28 companies that did not respond to repeated inquiries (N = 23), received services from an unspecified "carved in" provider (N = 2), declined to provide information (N = 2), or were unavailable (N = 1) Express Scripts has identified these parties serving Fortune 500 companies. Many individual companies may be served by multiple providers of pharmacy benefits services. In such cases, we assigned the company to a single provider based on data available to us (e.g. number of lives served, carve-in versus carve-out). Consequently, the actual number of clients per provider may exceed that shown. Given the level of competition, we believe that we can successfully complete the regulatory review process in a timely manner

Vertical Integrations Destroy Value; Horizontal Integrations Create Value Our combination of ESRX and CMX is based on a proven and powerful model that has been repeatedly validated by the market AVG LOSS IN VALUE - 36% DPS to ESRX Medco Spin-off PCS to Advance Independent PBMs Advance + PCS 2000 AdvancePCS 2003 ESRX + DPS 1999 ESRX 2002 Medco Spin-off 2003 Medco (4) 2006 124% 26% 117% $2.2B $5.0B (3) $3.9B $4.9B (3) $7.9B $17.0B (3) Acquiror Enterprise Value (2) + 89% AVG INCREASE IN VALUE (1) Transaction Value for target at closing. (2) Combined Enterprise Value of acquiror and target at closing. (3) Enterprise Value of acquiror three years after closing. (4) Excludes the Transaction Value at closing of $2.5 billion for Accredo acquired by Medco in 2005. VERTICAL HORIZONTAL Lilly 1994 Rite Aid 1999 Advance 2000 SmithKline 1994 ESRX 1999 Merck 1993 Spin-off 2003 $4.1B $1.5B $1.0B $2.3B $0.7B $6.5B $7.9B Transaction Value (1) Acquiror PCS Sale DPS Sale Medco Spin-off Change in Value - 63% - 34% - 70% 21% (2% APR) Vertical Integrations

CVS/CMX Synergies Don't Add Up Adding PharmaCare's business to CMX's business unlikely to result in $500 million in PBM-specific synergies - translating to an unrealistic $7.00 per Rx CVS/CMX Drugs under management Manufacturer discounts Retail network contracting Direct processing costs/SGA Only partially managed Rebates generated on formulary management, not retail purchases Other retailers may refuse to offer competitive pricing to competitor- owned CMX Combining a small PBM with CMX results in few cost savings opportunities Fully managed Best practices will generate higher rebates; greater client savings Duplication from combining two large PBMs offer significantly more cost reduction opportunities ESRX/CMX Best practices will generate lower network rates; greater client savings

CVS Materially Underperforms Relative to Express Scripts in a Down Market Note: The graph above illustrates stock prices during the time period that corresponds to the S&P 500's peak to trough in the last cycle, which is March 24, 2000 through October 9, 2002. +142% (28%) (49%) Percent Return In a down market, Express Scripts stock should outperform CVS stock

Express Scripts vs. CVS Total Shareholder Returns - Since 1997 Growth that CMX stockholders enjoyed as independent PBM may disappear with a CVS combination Note: Includes dividend reinvestment. Stock Prices through December 15, 2006. $315 $1531 $193 Ending Value $100 Investment

Ongoing innovation and execution in a dynamic environment help fuel ESRX's growth 1990 '91 '92 '93 '94 '95 '96 '97 '98 '99 2000 '01 '02 '03 '04 '05 '06 East 3 6 7.4 21.9 31.1 49.1 66.2 84.9 135.4 243.1 288.5 357.4 439.6 479.4 517.5 563.3 West 30.6 38.6 34.6 31.6 North 45.9 46.9 45 43.9 Retail networks 3-tier benefit Preferred Savings Grid Step therapy Generics Today Pharma rebates High Performance Formulary Continuous development of products and services that meet and lead market needs Rx Volume (millions) Rx count = retail + (3 x mail) + specialty; counts for 1999/2000 exclude UHC Biogenerics Execution = achieving financial goals while enhancing client and member satisfaction ESRX Growth Powered by Innovation and Execution

ESRX Profit Generators Have Room to Run The fundamental business model is strong and proven Ongoing innovation and execution ESRX's fundamental business model continues to produce outstanding results for stockholders, plan sponsors and patients Generics Mail Specialty Today 5 5 5 Potential 55 55 55 60% 80% Generics Mail Specialty Today 5 5 5 Potential 55 55 55 25% 60% 49% Generics Home Delivery Specialty Generic fill rate Mail penetration Specialty penetration 70%

ESRX Confirms Bullish Outlook by Increasing 2007 Earnings Guidance Increased EPS range from $4.08 to $4.20 to a range of $4.14 to $4.26 Midpoint reflects growth of 28% over 2006 Original 2007 guidance provided in Nov. 2006 was $3.90 to $4.02 Increase guidance due to Greater success with mid year client renewals Higher growth in middle market lives Lower drug purchasing costs Original 2007 guidance in Nov. 2006 increased due to: Higher generic utilization Stronger than expected claims volume Lower retail and home delivery drug purchasing costs We are off to a fast start in 2007

ESRX Offers Significant Upside With or Without CMX ESRX stock price offers significant upside if P/E multiples return to historical averages. ESRX PE Multiple 5-Year Avg 3-Year Avg 1-Year Avg Current* ESRX 19.5 20.3 21.8 17.8 West 30.6 38.6 34.6 Baseline Lower PBM and specialty pharmacy costs Better manufacturer discounts Lower SG&A and direct purchasing costs Additional potential ESRX generic fill rate applied to CMX CMX mail pull thru applied to ESRX Greater costs savings for plan sponsors, higher margins for ESRX/CMX Significant and Realistic Synergies ESRX synergies are sound and based on PROVEN opportunities Based on $74.56 closing price on March 6, 2007 and the midpoint of our increased guidance range of $4.14 to $4.26 per diluted share.

ESRX and CMX The power of independence and proven value generation Powerful strategic rationale Identifiable and achievable synergies Strong free cash flow allowing for rapid debt reduction and share repurchase Superior currency and certainty of value Management team with history of earnings growth, superior stockholder returns, and successful acquisitions and integrations Combination of ESRX and CMX offers a proven and innovative strategic rationale

This presentation contains "forward-looking statements," including, among other statements, statements regarding the proposed business combination between Express Scripts and Caremark, and the anticipated consequences and benefits of such transaction. Statements made in the future tense, and words such as "anticipate", "expect", "project", "believe", "plan", "estimate", "intend", "will", "may" and similar expressions are intended to identify forward looking statements. These statements are based on current expectations, but are subject to certain risks and uncertainties, many of which are difficult to predict and are beyond the control of Express Scripts. Relevant risks and uncertainties include those referenced in Express Scripts' filings with the Securities and Exchange Commission ("SEC") (which can be obtained as described in "Important Information" below), and include: general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. Risks and uncertainties relating to the proposed transaction include: Express Scripts and Caremark will not enter into any definitive agreement with respect to the proposed transaction; required regulatory approvals will not be obtained in a timely manner, if at all; the proposed transaction will not be consummated; the anticipated benefits of the proposed transaction will not be realized; and the integration of Caremark's operations with Express Scripts will be materially delayed or will be more costly or difficult than expected. These risks and uncertainties could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered. Express Scripts assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Safe Harbor: Forward Looking Statements

Safe Harbor: Forward Looking Statements IMPORTANT INFORMATION Express Scripts has filed a proxy statement in connection with Caremark's special meeting of stockholders at which the Caremark stockholders will consider the CVS Merger Agreement and matters in connection therewith. Express Scripts stockholders are strongly advised to read that proxy statement and the accompanying form of GOLD proxy card, as they contain important information. Express Scripts also intends to file a proxy statement in connection with Caremark's annual meeting of stockholders at which the Caremark stockholders will vote on the election of directors to the board of directors of Caremark. Express Scripts stockholders are strongly advised to read this proxy statement and the accompanying proxy card when they become available, as each will contain important information. Stockholders may obtain each proxy statement, proxy card and any amendments or supplements thereto which are or will be filed with the Securities and Exchange Commission ("SEC") free of charge at the SEC's website (www.sec.gov) or by directing a request to MacKenzie Partners, Inc., at 800-322-2885 or by email at expressscripts@mackenziepartners.com. In addition, this material is not a substitute for the prospectus/offer to exchange and registration statement that Express Scripts has filed with the SEC regarding its exchange offer for all of the outstanding shares of common stock of Caremark. Investors and security holders are urged to read these documents, all other applicable documents, and any amendments or supplements thereto when they become available, because each contains or will contain important information. Such documents are or will be available free of charge at the SEC's website (www.sec.gov) or by directing a request to MacKenzie Partners, Inc., at 800-322-2885 or by email at expressscripts@mackenziepartners.com. Express Scripts and its directors, executive officers and other employees may be deemed to be participants in any solicitation of Express Scripts or Caremark shareholders in connection with the proposed transaction. Information about Express Scripts' directors and executive officers is available in Express Scripts' proxy statement, dated April 18, 2006, filed in connection with its 2006 annual meeting of stockholders. Additional information about the interests of potential participants is included in the proxy statement filed in connection with the Caremark's special meeting to approve the proposed merger with CVS and will be included in any proxy statement regarding the proposed transaction. We have also filed additional information regarding our solicitation of stockholders with respect to Caremark's annual meeting on a Schedule 14A pursuant to Rule 14a-12 on January 9, 2007.